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                 October 6, 2021

       David Williams
       Chief Executive Officer
       Arqit Quantum Inc.
       1st Floor, 3 More London Riverside
       London SE1 2RE, United Kingdom

                                                        Re: Arqit Quantum Inc.
                                                            Registration
Statement on Form F-1
                                                            Filed October 1,
2021
                                                            File No. 333-259982

       Dear Mr. Williams:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Elliott Smith, Esq.